Wednesday, September 14, 2016
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Erin Lantz
to its Board of Directors

SEATTLE, WASHINGTON - Washington Federal, Inc. (NASDAQ: WAFD) today announced the appointment of Erin Lantz to its Board of Directors. Lantz, age 37, is the Vice President and General Manager of Mortgages at Zillow Group where she has worked since 2010. Just prior to Zillow, Erin was Senior Vice President at Bank of America where she led the Direct-to-Consumer purchase home loan business.  Before entering the mortgage industry, she worked at the Boston Consulting Group.  Lantz holds a BA from the University of Pennsylvania and a MBA from Harvard Business School.

Chairman and Chief Executive Officer Roy M. Whitehead commented, “Washington Federal is delighted and honored to have Erin join our board. She brings extensive knowledge in home finance, consumer behavior and financial technology. Erin will add a valuable perspective to our already strong Board of Directors.”

Washington Federal, Inc. is the parent company of Washington Federal, a national bank that provides consumer and commercial deposit accounts, insurance products, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. Established in 1917, the Company operates 239 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

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Contact:
Cathy Cooper
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
(206) 777-8246